Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of GlycoGenesys, Inc. appearing in the Annual Report on Form 10-K of GlycoGenesys, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 28, 2005